UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. 8   )*


                    	BOSTON LIFE SCIENCES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		100843705
             -----------------------------------------------------
                                 (CUSIP Number)

					3/8/05
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  100843705



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	ROBERT L. GIPSON



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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             926,800
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              100,000  (see item 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              926,800
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   112,000  (See Item 6)
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,038,800 (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  10.0 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------


Item 1.     (a)   Name of Issuer:

                 	BOSTON LIFE SCIENCES INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	20 NEWBURY ST
			BOSTON, MA 02116
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:


	           ROBERT L. GIPSON
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:


	          C/O INGALLS & SNYDER LLC
	          61 BROADWAY, NEW YORK, NY 10006


                  --------------------------------------------------------------
            (c)   Citizenship:
                             USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                100843705
                  --------------------------------------------------------------



Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   []   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the
			Act, (15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   []   Investment Adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


Item 4.     Ownership.

            (a) Amount beneficially owned: 1,038,800----------,

            (b) Percent of class: 10.0 %----------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
	926,800--,

                  (ii) Shared power to vote or to direct the vote
	100,000  ------,

                  (iii) Sole power to dispose or to direct the disposition of 926,800-----,


                  (iv) Shared power to dispose or to direct the disposition of 112,000------


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
		INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


Shares reported under sole voting and sole dispositve authority include common shares owned by Gipson and shares issuable in exchange for 50,000 BLSI warrants which give him the right to a acquire one share per warrant
(on a pre-reverse-split basis) at a price of $2.15 until 03/01/07.
Shares reported under shared voting and shared dispositve authority include those owned by clients of Ingalls & Snyder LLC, a broker/dealer and a registered investment advisor, in accounts over which Gipson has voting and/or discretionaryinvestment authority. Gipson is a Senior Director of Ingalls & Snyder LLC.

All shares reported assume the exercise of all warrants owned by Gipson.




Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 3/9/05


BY:
/s/ ROBERT L. GIPSON
----------------------------------
                      (Signature)*
ROBERT L. GIPSON
----------------------------------
                      (Name/Title)